EXHIBIT 10.19



	  CO-DEVELOPMENT, SUPPLY AND LICENSING AGREEMENT made as of the 26th day of June, 1995 between F.H. FAULDING & CO. LIMITED of 160 Greenhill Road, Parkside in the State of South Australia (hereinafter called "Faulding") and PUREPAC PHARMACEUTICAL CO. of 200 Elmora Avenue, Elizabeth, New Jersey, United States of America (hereinafter called "Purepac");


	  WHEREAS, Purepac is engaged in the development of certain Tabletting Technology, among other reasons, to enable Purepac to manufacture, distribute and sell a certain Formulated Product in the Territory (as those terms are hereinafter defined);


	  WHEREAS, Faulding is engaged in the development of certain Pellet Technology to enable Faulding to manufacture
Pellets, which Purepac requires for the manufacture of the Formulated Product;


	  WHEREAS, in anticipation that the Pellet Technology will be successfully developed by Faulding, Purepac has requested Faulding, and Faulding has agreed, subject to the terms and conditions set forth in this Agreement, to supply all of Purepac's requirements of the Pellets for Purepac's use in the Territory;


	  WHEREAS, if the parties determine during the course of this Agreement that Purepac shall manufacture the Pellets, Faulding agrees to grant Purepac an exclusive license to use the Pellet Technology to manufacture the Pellets for the sole purpose of manufacturing, distributing and selling the Formulated Product within the Territory.


	  NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

     1.          DEFINITIONS

	  For the purposes of this Agreement the following terms shall have the following meanings:

	  1.1 "Affiliates" means (a) an entity controlled by a common parent that owns more than fifty percent of the voting stock of both such entity and one of the parties to this Agreement and
(b) such parent company.

	  1.2  "ANDA" means Abbreviated New Drug Application.

	  1.3  "FDA" means the United States Food and Drug
Administration or any successor body.

	  1.4 "Fiscal Year" means the twelve month period commencing on July 1 of each year and ending on June 30, or any other twelve month period designated as the fiscal year of Faulding.

	  1.5 "Formulated Product" means the tabletted product described on Schedule A hereto.

	  1.6 "GMP" means good manufacturing practice as required by the regulations of the FDA.

	  1.7 "Patents" means patents as to the manufacture, use and/or sale of the Pellets, the Pellet Technology, the Tabletting
Technology and the Formulated Product as described in Section 10 hereof.

	  1.8 "Pellet" means the coated pellet described on Schedule B hereto, as that Schedule may be amended from time to time by mutual agreement of the parties.

	  1.9 "Pellet Technology" means technology currently under development by Faulding, including technical, scientific, industrial information or knowledge, confidential information and expertise in relation to the Pellets described on Schedule B hereto, as that Schedule may be amended from time to time by mutual agreement of the parties, and the processes and the means and procedures for the manufacture and production of the Pellets.

	  1.10 "Project Review" means a meeting between the parties
(a) to discuss, among other matters, the amounts expended by each party to date, expectations of future earnings and\or costs and any other matters that may materially affect the continued viability of the parties' development and manufacture of the Pellets or the Formulated Product, as the case may be, and the sales of the Formulated Product in the Territory and (b) to determine whether it is in both parties' interests to continue to develop and/or manufacture the Pellets and the Formulated Product, as the case may be, and to sell the Formulated Product pursuant to the terms of this Agreement.

	  1.11 "Regulatory Authority" means the FDA and/or any other like authority whether Federal or State regulating the manufacture, distribution, marketing and/or sale in the Territory of therapeutic substances.

	  1.12 "Special Circumstances" shall mean the circumstances described in Section 9.2 of this Agreement.

	  1.13 "Tabletting Technology" means technology including technical, scientific, industrial information or knowledge, confidential information and expertise in relation to the Tabletting development process described on Schedule A hereto and the processes and the means and procedures for the manufacture and production of the Formulated Product in tablet form.

	  1.14 "Territory" means the United States of America and its commonwealth states and territories.


     2.  DEVELOPMENT OF PELLET AND TABLETTING TECHNOLOGIES

	  2.1 Immediately upon execution of this Agreement, Faulding will (a) continue with all due diligence the development of the Pellet Technology to permit Purepac to complete the tabletted presentation of the Formulated Product and (b) provide to Purepac details of all work done to date in relation to the development of the Pellets. Faulding will provide regular reports on progress with this work to Purepac and in any event will report not less than twice a month.

	  2.2 Upon Faulding's completion of its development work with respect to the Pellets, Faulding will provide to Purepac all Pellet Technology in its possession as may be necessary or helpful for Purepac to complete the tabletting stage of the Formulated Product's development. Faulding will promptly provide to Purepac all technology which may subsequently be created or acquired by Faulding as may be necessary or helpful for Purepac to complete the tabletting stage of the Formulated Product and otherwise to fulfill its obligations under this Agreement. The timing of each such transfer of data will be agreed upon by the parties.

	  2.3 At the written request of Purepac, but not more than twice in any calendar year, Purepac personnel will be entitled to visit Faulding's premises in Australia for technical discussions relating to the development and scale-up work on the Pellet Technology PROVIDED, HOWEVER, THAT such visits will be at Purepac's sole expense, will be held at a time reasonably convenient to Faulding and, together, will be of an aggregate duration of no more than two weeks.

	  2.4 Faulding shall pay the development costs incurred in connection with the development of the Pellet Technology and Purepac shall pay the development costs incurred in connection with the development of the Tabletting Technology and the Formulated
Product.   The parties agree that each of them , as of the date
hereof, have incurred the respective development costs detailed on Schedule C hereof and that Faulding owes Purepac an aggregate of $U.S. 577,546 in consideration for the amount expended by Purepac on the development of the Pellet Technology up to and including the date hereof. Faulding agrees to pay the total amount due Purepac by no later than 30 days after the date of the Agreement.


     3.  SUPPLY OF PELLETS

	  3.1 Subject to the provisions of Section 3.2 of this Agreement, Faulding shall sell to Purepac and Purepac shall purchase from Faulding all of Purepac's requirements of the Pellets for the sole purpose of manufacturing, distributing and selling the Formulated Product within the Territory during the term of this Agreement. Purepac agrees that it will not manufacture, sell or attempt to sell the Formulated Product outside the Territory either on its own account or through any third party nor will it sell any Formulated Product to any person or corporation within the Territory where Purepac has reasonable grounds to believe that such other person or corporation intends to sell the Formulated Product outside the Territory.

	  3.2 If at any time during the term of this Agreement, the parties decide that Purepac shall manufacture the Pellets, Faulding agrees to grant Purepac, at the estimated price set forth in Section 6 of this Agreement, an exclusive license to the Pellet Technology for the remainder of the term of the Agreement for the sole purpose of manufacturing and selling the Formulated Product in the Territory. Purepac agrees that it will not use or exploit the Pellet Technology for any purpose other than the manufacture and sale of the Formulated Product in the Territory.

	  3.3 Faulding agrees that it will not sell or transfer the Pellet Technology or grant any rights to use or exploit the Pellet Technology to any other person or corporation for the manufacture of the Formulated Product within the Territory during the term of this Agreement but the parties understand and agree that Faulding has the right to license the Pellet Technology both within and outside the Territory for any purpose other than the manufacture of the Formulated Product and outside the Territory for any purpose whatsoever, subject, however, in each instance to the provisions set forth in Sections 4.2, 10.2 and 10.3 of this Agreement.

	  3.4 In the event that Faulding desires to enter into an agreement with any unaffiliated third party for such third party to use the Pellets and/or the Pellet Technology in any other product for sale within the Territory (a "Third Party Transaction"), Faulding agrees to grant Purepac a prior right of first refusal to use the Pellets and/or the Pellet Technology as follows:

     (a) Faulding shall notify Purepac in writing of any such intended Third Party Transaction at least sixty (60) days prior to the intended closing date thereof, which notice
     (the "Transaction Notice") shall contain all the material terms of the proposed transaction. The right of first refusal shall be exercisable by Purepac by delivery of written notice ("Election Notice") to Faulding within fifteen (15) business days after receipt of the Transaction Notice.

     (b) If Purepac shall fail to elect to enter into the transaction described in the Transaction Notice, then, subject to the provisions of Section 10.3 hereof, Faulding shall be free to effect such transaction on the terms and conditions, including price, specified in such Notice.

	  3.5 In the event that Purepac otherwise makes a written request of Faulding to use the Pellets and/or Pellet Technology in any other product, or in the sale of Product outside the Territory, the parties agree to negotiate in good faith to determine whether they can reach mutually acceptable and commercially reasonable terms for such use of the Pellets and/or the Pellet Technology by Purepac.


     4.  REGULATORY APPROVAL

	  4.1  Purepac hereby agrees to:

	       4.1.1 carry out all work necessary for the registration of the Formulated Product in the Territory, other than that set forth in Section 5 hereof as the responsibility of Faulding, including scale-up and definitive pharmacokinetic and stability studies on the tabletted presentation of the Formulated Product;

	       4.1.2 seek all necessary approvals and/or registrations from the appropriate Regulatory Authority in the Territory to permit the conduct of pharmacokinetic studies using the Formulated Product and/or the manufacture, distribution, marketing and sale of the Formulated Product in the Territory; and

	       4.1.3 comply with the reporting compliance requirements of the Regulatory Authority in the Territory during the term of this Agreement.

	  4.2 The parties agree that if Faulding desires to register the Formulated Product anywhere outside the Territory, Faulding shall not be permitted to use, and Purepac shall not be required to disclose to Faulding, any confidential information regarding the Tabletting Technology. The parties agree to negotiate in good faith to determine the mutually acceptable and commercially reasonable consideration that Faulding shall pay to Purepac for the right to use the Tabletting Technology.

	  4.3 Purepac agrees that it will, in accordance with the laws and regulations of the Territory as such laws and regulations, may from time to time be amended, promptly (a) notify Faulding of
(i) any serious and unexpected adverse reactions reported to it or to any sub-licensee of Purepac resulting from the use of the Formulated Product , (ii) any complaints from third parties involving the Formulated Product and (iii) any recall of the Formulated Product and (b) provide to Faulding copies of all other adverse reaction reports received by it or any sub-licensee of Purepac.

	  4.4 Purepac agrees to maintain adequate quality control in respect of its manufacture, packaging, labelling and storage of the Formulated Product and to ensure that all manufacture of and packaging and labelling used for the Formulated Product meets all the requirements under the applicable laws, rules and regulations in the Territory.

	  4.5 In the event that Faulding uses the Pellets or Pellet Technology, either within or outside the Territory, in the manufacture of any other product ("Other Pellet Product"), Faulding agrees that it will, in accordance with the laws and regulations of the Territory as such laws and regulations, may from time to time be amended, promptly (a) notify Purepac of (i) any serious and unexpected adverse reactions reported to it or to any sub-licensee of Faulding resulting from such use of the Pellets or Pellet Technology in any Other Pellet Product (ii) of any complaints from third parties involving such Other Pellet Product, and (iii) any recall of any such Other Pellet Product, and (b) provide to Purepac copies of all other adverse action reports received by it or any sub-licensee of Faulding.

	  4.6 Each party shall immediately notify the other party of any inspections by any Regulatory Authority as a result of the recall or other regulatory issue related to the Formulated Product or any Other Pellet Product, as the case may be.


     5.  MANUFACTURE OF THE PELLETS BY FAULDING

	  5.1 Faulding will manufacture the Pellets in accordance with all regulations of the Regulatory Authority and in conformance with GMP and the specifications for the Pellets agreed to by the parties and Purepac's purchase orders described below in Section 7 hereof. Faulding agrees to maintain adequate quality control in respect of its manufacture, packaging, labelling and storage of the Pellets and to ensure that all packaging and labelling used for the Pellets meets all the requirements under the applicable laws, rules and regulations in the Territory. Faulding also agrees to maintain complete and accurate records for such period of time as required by applicable law.

	  5.2 Faulding acknowledges and agrees that, as the approved site of manufacture of the Pellets, it may be required, at its own cost, to undergo preapproval and other periodic inspections by the Regulatory Authority and that it will, when and as required by, and in the name of Purepac, assist Purepac in gaining marketing approval of the Formulated Product, including, without limitation, undertaking:

	       5.2.1 the quality control testing of all materials used in the manufacture of the Pellets in accordance with the standards of the United States
	       Pharmacopeia and any other specification which may be required by the Regulatory Authority;

	       5.2.2  the scale-up and stability tests of the
	       Pellets and the manufacture and scale-up of exhibit and registration stability batches of the Pellets;

	       5.2.3 the conduct of ongoing stability trials as required by the Regulatory Authority in the Territory; and

	       5.2.4 the completion of all documentation necessary for the registration of the Formulated Product in the Territory.

	  5.3  The quality control testing referred to in Section
5.2 hereof shall be conducted in accordance with all relevant scientific and legal standards and with all reasonable diligence and expedition.

	  5.4 Faulding agrees that any manufacturing and quality control changes to the Pellets will be made in accordance with the applicable laws and regulation in the Territory and with the prior written consent of Purepac.

	  5.5 Faulding will store and maintain retention samples of the Pellets from each lot to meet the requirements of the Regulatory Authority in the Territory.

	  5.6 All Pellets received by Purepac shall be deemed accepted unless Purepac gives Faulding written notice (the "Objection Notice") within thirty (30) days of such receipt specifying the manner in which the Pellets do not conform to specifications. The Objection Notice shall be accompanied by written reports of any testing performed by or for Purepac on the Pellets. Upon receipt of the Objection Notice, Faulding may request Purepac to return the rejected Pellets or samples thereof for further testing. The test results, if any, submitted to Faulding by Purepac shall be deemed conclusive unless Faulding notifies Purepac within thirty (30) days of its receipt of the Objection Notice or the samples, whichever is later, that it disagrees with such test results. In the event of such notice by Faulding, the rejected Pellets or samples thereof shall be submitted to a mutually acceptable independent laboratory (the "Independent Laboratory") for analysis in the form of a written report (the "Report"), the costs of which shall be paid by the party against whom the discrepancy is resolved. In the event that the results of the Report determine that any of the Pellets rejected by Purepac do not meet specifications, Faulding will replace such Pellets with conforming goods within ninety (90) days from the date of the Report, provided that the departure from specifications is not due to the fault or act of Purepac. All transportation, shipping and insurance costs and other fees incident to the shipping back to Faulding of the Pellets determined by the Report to be defective and the shipping to Purepac of the replacement Pellets will be paid for by Faulding if the Pellets have been determined by the Report to be defective.

	  5.7 Purepac shall have the right, at its own cost, (a) twice annually and (b) upon the (i) report to Purepac or any sub-licensee of Purepac of any serious and unexpected adverse reactions resulting from the use of the Formulated Product , (ii) any complaints from third parties involving the Formulated Product,
(iii) any recall of the Formulated Product , (iv) any serious and unexpected adverse reactions reported to Purepac by Faulding resulting from the use of the Pellets or Pellet Technology in any Other Pellet Product , (v) of any complaints from third parties involving Other Pellet Products, and (vi) any recall of any such Other Pellet Product, to visit Faulding's manufacturing plant for the Pellets during regular business hours, provided reasonable prior written notice is provided to Faulding and that each such visit shall be of a duration of no more than fourteen (14) business days.

	  5.8 During any such visit contemplated by Section 5.7 of this Agreement, Purepac shall have the right (a) to inspect the manufacturing facilities, (b) to inspect quality control procedures and (c) to review any records maintained pursuant to Section 5.1, to ensure that Faulding complies with GMP regulations and other applicable regulations for the Pellets.


     6.  MANUFACTURE OF THE PELLETS BY PUREPAC

	  6.1 If at any time the parties determine that Purepac shall manufacture the Pellets, the parties agree to negotiate in good faith to amend this Agreement as follows:

	       6.1.1 Faulding shall cooperate with Purepac, at Purepac's cost, to gain approval by the Regulatory Authority of an alternate site of manufacture of the Pellets and shall continue to manufacture and supply the Pellets until such time as the alternate site is approved.

	       6.1.2 Upon the payment to Faulding of a technology transfer fee of $U.S. 250,000 and the agreement to pay to Faulding an ongoing royalty at the rate of 7.2% of the Gross Margin of all Formulated Product sold in the Territory by Purepac, Faulding shall grant Purepac an exclusive license to the Pellet Technology for the remainder of the term of this Agreement for the sole purpose of manufacturing and selling the Formulated Product in the Territory, as set forth in Section 3.2 hereof. As used in this Section, Gross Margin shall mean the Net Sales Price less the Direct Material Costs; Net Sales Price shall mean with respect to any calendar quarter, the gross income of Purepac from sales of the Formulated Product to independent third parties (not including amounts received as reimbursement of freight, insurance and other costs or taxes) invoiced by Purepac during such quarter, less price discounts, trade returns, trade allowances, chargebacks or rebates relating to such sales, as calculated using Purepac's standard accounting procedures, in accordance with U.S. generally accepted accounting principles, consistently applied. It is understood and agreed that where the amount of any such deduction can not be fairly determined during the quarter immediately following the quarter in question, such deduction may be claimed by Purepac with respect to Net Sales made during a subsequent quarter; and Direct Material Costs shall mean, with respect to any calendar quarter, the actual material costs of the manufacture of the Formulated Product, including, without limitation, the costs of packaging, as determined in accordance with generally accepted U.S. accounting principles, consistently applied.

	       6.1.3 Faulding shall provide to Purepac all Pellet Technology in its possession as may be necessary or helpful for Purepac to replicate and scale up the process for the manufacture of the Pellets and Formulated Product. The timing of such transfer of data will be agreed upon by the parties.

	       6.1.4 Purepac will be entitled to request Faulding to provide scientists and engineers, as the parties shall mutually agree to be appropriate, to aid Purepac at Purepac's site in the replicating and scaling up of the process of manufacture of the Formulated Product. All of such services will be at Purepac's expense including travel, accommodation and an appropriate per diem fee for each of the personnel provided. Faulding agrees to provide such services to Purepac at commercially reasonable rates.


     7.  FORECASTS AND PURCHASE ORDERS FOR PELLETS; PAYMENTS

	  7.1 Purepac shall place written purchase orders with Faulding, receipt of which shall be promptly acknowledged by Faulding in writing, for the quantities and the delivery dates of Pellets which Purepac desires to purchase under this Agreement. Such purchase orders and acknowledgments thereof may be issued or given on Faulding's or Purepac's standard forms, as the case may be, containing standard terms and conditions, but the terms and conditions of this Agreement, and not such standard terms and conditions, shall govern the purchase and sale of Pellets under this Agreement.

	  7.2 The price of the Pellets purchased by Purepac shall be as set forth on Schedule D hereto.

	  7.3 Any amounts due and payable shall be paid in full by Purepac to Faulding within sixty (60) days from the date of receipt of the Pellets. Payments for the Pellets, and for any other services under this Agreement, as set forth in Sections 2.4, 5.2,
6.1 and 17.1, shall be paid in U.S. dollars by wire transfer to the account specified by the recipient party from time to time.
The payor shall convert the amounts due and payable into U.S. dollars during the month that such amount is posted within its books. The exchange rate shall be the T/T mid rate of the Australia and New Zealand Banking Group Limited in Adelaide, Australia on the last business day of the month immediately preceding the month that such amount is posted.

	  7.4 Immediately before the commencement of every calendar quarter, Purepac shall provide Faulding with a forecast of the number of Pellets to be ordered for delivery during each of the five (5) quarters following the date of the forecast. Such forecast shall not create a binding obligation on the part of either party to this Agreement. However, Purepac shall use all reasonable efforts to make each forecast as accurate as possible.

	  7.5 Faulding shall not be required to supply during any particular quarter more than one hundred twenty percent (120%) of the most recent forecasted amount for such quarter, but will use all reasonable efforts to supply the full amount ordered.


     8.  SHIPMENT OF PELLETS

	  8.1 Deliveries of the Pellets to the destination in the Territory designated by Purepac shall be made by Faulding as designated in the purchase orders, but in no event will any such purchase order require delivery within less than sixty (60) days
after the placement of the purchase order by Purepac.   Faulding
will ensure that deliveries of the Pellets are accompanied by quality control certificates of analysis and will send copies of such certificates of analysis contemporaneously by telecopier (confirmed by hard copies mailed) to Purepac. Identification of the goods to the contract shall occur and title thereto and risk of loss shall pass to Purepac upon delivery to the carrier.

	  8.2 Purepac may choose the means of shipment by notifying Faulding of its choice on its Purchase Order. Purepac shall pay for all freight and insurance costs. Identification of the goods to the contract shall occur and risk of loss shall pass to Purepac upon delivery of the Pellets to the carrier. In the event Purepac has not furnished Faulding with shipping and insurance instructions in its purchase order, Faulding shall deliver the Pellets to Purepac F.O.B. Faulding's plant in Salisbury, South Australia within 90 days of acceptance of the order by delivery to a carrier selected by Faulding and Faulding shall, in its sole discretion, obtain insurance coverage thereon, the cost of which shall be borne by Purepac and added to the purchase price.

	  8.3 Purepac (a) shall be responsible for the payment of any import, customs or similar duties imposed by governmental authorities and of any federal, state, county or municipal sales or use tax, excise or similar charge, or any other tax assessment (other than that assessed against income), license, fee or other charge lawfully assessed or charged on the use or transportation of the Pellets sold and delivered to Purepac pursuant to this Agreement; and (b) shall obtain any licenses, authorizations or other documents required by any governmental authorities in order to permit the importation of the Pellets sold and delivered to Purepac pursuant to this Agreement. Faulding shall be responsible, at its own cost, for obtaining and paying any export clearances.

	  8.4 If Purepac claims that there is a shortage of any of the Pellets delivered by Faulding pursuant to a purchase order, it shall submit written notice to Faulding within ten (10) days of the date of the delivery of such order. In case of alleged non-delivery, a written claim must be submitted to Faulding within thirty (30) days of Faulding's delivery advice notice. In the absence of such a written claim, in the case of either alleged shortage or non-delivery, the Pellets shall be deemed to have been delivered in accordance with this Agreement. In any event, Purepac shall not be entitled to refuse to accept delivery by reason only of an alleged shortage.


     9.  PROJECT REVIEW

	  9.1 Within 60 days after the end of each Fiscal Year, or as otherwise agreed, the parties shall conduct an annual Project
Review.

	  9.2 In addition to the annual Project Review, either party, upon the occurrence of any Special Circumstances, may give notice in writing to the other party requiring a Project Review within 30 days of the receipt of the notice. The Special Circumstances are as follows:

     (a) the manufacture, use or sale of the Pellets or the Formulated Product has resulted in, will result in, or will be likely to result in, the infringement of a third party's patent or other intellectual property rights relevant to the Territory or to Australia;

     (b) development of the Pellet Technology or the Formulated Product, submissions to the Regulatory Authority or the issuance of the ANDA is not going to be achieved, or are not likely to be achieved, within six (6) months after the relevant due dates agreed to by the parties;

     (c) during any Fiscal Year, the forecasted sales of Formulated Product are less than 75% of the budgeted sales of Formulated Product for such Fiscal Year that have been approved either by the Board of Directors of Purepac's sole stockholder, Purepac, Inc. or by the management of Faulding;

     (d) during any Fiscal Year, the forecasted net income from sales of Formulated Product is less than 75% of Purepac's budgeted net income from sales of Formulated Product for such Fiscal Year that has been approved either by the Board of Directors of Purepac, Inc. or the management of Faulding ;

     (e) projected development costs of either party are currently expected to be greater than 130% of the costs previously forecasted by such party;

     (f) development, manufacture or sale of the Pellets or the Formulated Product has ceased to be commercially viable and relevant to the business objectives of Faulding or Purepac, respectively; or

     (g)  Faulding is unable to supply Pellets for a period of time
     (i) exceeding one hundred eighty (180) days after the requested delivery date or (ii) exceeding ninety (90) days after the requested delivery date and the parties agree that it is likely that Faulding will be unable to supply Pellets for at least an additional ninety (90) days.

	  9.3 If during, or within 15 days after, any Project Review, either party determines that as a result of the occurrence of a Special Circumstance, it is not in its best interest to continue to develop, manufacture and sell the Pellets or the Formulated Product, as the case may be, pursuant to the terms of this Agreement, such party may terminate the Agreement in accordance with the provisions of Section 20.3 of this Agreement;
provided, however, with respect to a termination arising from any of the Special Circumstances set forth in Subsection (a), (b) and
(g) of Section 9.2 hereof, if such Special Circumstance is no longer applicable within a period of six (6) months after such termination, the parties agree to negotiate in good faith to resume the manufacturing and marketing of the Formulated Product and to establish the commercial terms between them with regard to such resumption.


     10.  INTELLECTUAL PROPERTY RIGHTS

	  10.1 Purepac acknowledges and agrees that Faulding is the owner of the Pellet Technology and all industrial and intellectual property rights of any kind in relation to the Pellet
Technology including the right to patents, registered or other designs, copyright, trademarks or trade names and any other confidential information. Nothing contained in this Agreement shall be effective to give Purepac any rights of ownership in and to the Pellet Technology and to the intellectual property owned by Faulding and the licensing of the Pellet Technology under this Agreement is for the sole purpose of developing, registering, manufacturing and selling the Formulated Product in the Territory.

	  10.2 Faulding acknowledges and agrees that Purepac is the owner of the Tabletting Technology and all industrial and intellectual property rights of any kind in relation to the Tabletting Technology, including the right to patents, registered or other designs, copyright, trademarks or trade names and any other confidential information. Nothing contained in this Agreement shall be effective to give Faulding any rights of ownership in and to the Tabletting Technology, including, without limitation, any improvements to the Tabletting Technology described in Section 12 hereof, and to the intellectual property owned by Purepac.

	  10.3 In the event that Faulding shall desire to register the Formulated Product anywhere outside the Territory, the parties agree to negotiate in good faith to determine the mutually acceptable and commercially reasonable consideration that Faulding shall pay to Purepac for the right to use the Tabletting Technology.


     11.  FORMULATED PRODUCT IMPROVEMENTS BY FAULDING

	  If Faulding makes or discovers any improvements to the Pellet Technology as it applies to the Formulated Product during the term of this Agreement and Faulding wishes to include such improved Pellet in the Formulated Product, it shall have the option to do so; provided, however, that the improved Pellet shall first be approved for use by the Regulatory Authority in the Territory, that Faulding shall fully cooperate with Purepac in achieving such regulatory approval and that if Purepac does not agree with Faulding that the improved Pellet should be included in the Formulated Product, the cost of incorporating such improved
Pellet, including, without limitation, the cost of achieving approval by the Regulatory Authority shall be to Faulding's account. Purepac may use any such improved Pellet without payment of any further sum; provided, however, that if any such improvements to the Pellet Technology cause a material reduction in Purepac's overall costs of manufacturing the Formulated Product or give any other material commercial advantage to Purepac, then the parties shall negotiate in good faith whether, and what, modifications should be made to the commercial terms between them.


     12.  FORMULATED PRODUCT IMPROVEMENTS BY PUREPAC

	  12.1 Any improvements to the Pellet Technology as it applies to the Formulated Product made or discovered by Purepac during the term of this Agreement shall be made known by Purepac to Faulding and Faulding shall be entitled to use and commercially exploit any such improvement without payment of any fee or royalty.

	  12.2 Purepac shall make known to Faulding any improvements to the Tabletting Technology that are required to be known by Faulding to effect the Pellet Technology development.


     13.  CONFIDENTIALITY

	  13.1 Purepac agrees with Faulding that it will not disclose to any person or corporation any of the Pellet Technology without the prior written consent of Faulding and that Purepac will use all reasonable efforts to prevent unauthorized publication or disclosure by any person of such Pellet Technology, including, without limitation, requiring its employees, consultants, sub-licensees and agents to enter into similar confidentiality agreements in relation to the Pellet Technology.

	  13.2 Faulding agrees with Purepac that it will not disclose any of the Tabletting Technology and any other confidential information of Purepac that it may acquire at any time during the term of this Agreement without the prior written consent of Purepac and that Faulding will use all reasonable efforts to prevent unauthorized publication or disclosure by any person of the Tabletting Technology and such other confidential information, including requiring its employees, consultants and agents to enter into similar confidentiality agreements in relation to the Tabletting Technology and such other confidential information.

	  13.3  The obligations undertaken by each party under this
Section 13 shall continue in force for a period of five (5) years following the termination or expiration of this Agreement.

	  13.4 The obligations contained in this Section 13 do not apply:

     (a) to any information which was at the time of receipt by a party in the public domain or generally known in the pharmaceutical manufacturing industry otherwise than by breach of a party's duty of confidentiality;

     (b) information which a party can establish to have been known to it at the time of receipt from the other party and not to have been acquired directly or indirectly from the other party;

     (c) information acquired by a party from a third party otherwise than in breach of an obligation of confidence to the other party; and

     (d) information with respect to the Pellet and Tabletting
     Technologies provided to the Regulatory Authority in connection with the registration of the Formulated
     Product.


     14.  FAULDING'S WARRANTIES

	  Faulding represents and warrants to Purepac that:

	  14.1 it has the corporate authority to enter into this Agreement and to perform its obligations hereunder;

	  14.2 it is not aware of any legal, contractual or other restriction, limitation or condition which might affect adversely its ability to perform hereunder;

	  14.3 all Pellets manufactured and delivered to Purepac by Faulding pursuant to this Agreement shall meet the specifications for such product at the time of delivery by Faulding to Purepac, as such specifications may be subsequently agreed to by the parties, and shall be manufactured and stored by Faulding in a plant which meets the requirements of the Regulatory Authority in the Territory, in accordance with Purepac's regulatory filings in the Territory and GMP;

	  14.4 to the best of its knowledge as of date of this Agreement, the Pellet Technology as it is known as of the date hereof does not infringe any published U.S. or Australian patent; and

	  14.5 upon the transfer of the Pellet Technology to Purepac, as contemplated by Section 3.2 of this Agreement (a) it will be the owner of the Pellet Technology free and clear of any liens or encumbrances of third parties and (b) to the best of its knowledge as of the date of this Agreement, it will have sufficient right, title and interest in the Pellet Technology to grant the license to Purepac granted hereunder.


     15.  PUREPAC'S WARRANTIES

     Purepac represents and warrants to Faulding that:

	  15.1 it has the corporate authority to enter into this Agreement and to perform its obligations hereunder;

	  15.2 it is not aware of any legal contractual or other restriction, limitation or condition which might affect adversely its ability to perform hereunder;

	  15.3 it is the owner of the Tabletting Technology free and clear of any liens or encumbrances of third parties and to the best of its knowledge as of the date of this Agreement, it has sufficient right, title and interest in the Tabletting Technology to use such technology in the tabletted presentation of the Formulated Product; and

	  15.4 to the best of its knowledge as of the date of this Agreement, the Tabletting Technology as of the date hereof does not infringe any published U.S. patent.


     16.  INDEMNITY

	  16.1 Faulding agrees to indemnify, defend and hold harmless Purepac, its Affiliates and subsidiaries and their respective employees against any and all claims, losses (except consequential losses, such as, for example, the loss of business or of profits), damages and liabilities (including reasonable attorney's fees, and liabilities for personal injury suffered by any person) arising out of any breach of any obligation by Faulding hereunder or any representation or warranty by Faulding hereunder or any act or omission of Faulding in connection with its contract obligations hereunder.

	  16.2 Purepac agrees to indemnify, defend and hold harmless Faulding, its Affiliates and subsidiaries and their employees against any and all claims, losses (except consequential losses, such as, for example, the loss of business or of profits), damages and liabilities (including reasonable attorney's fees and liabilities for personal injury suffered by any person) arising out of any breach of any obligation by Purepac hereunder or any representation or warranty by Purepac hereunder or any act or omission of Purepac or any of its agents or sub-licensees in connection with the marketing, distribution and sale of the Formulated Product.

	  16.3

     (a) If Purepac or any of its Affiliates or subsidiaries or Faulding or any of its Affiliates or subsidiaries (in each case an "Indemnified Party") receives any written claim which it believes is the subject of indemnity hereunder by Faulding or Purepac, as the case may be, (in each case as "Indemnifying Party"), the Indemnified Party shall, as soon as reasonably practicable after forming such belief, give notice thereof to the Indemnifying Party, including full particulars of such claim to the extent known to the Indemnified Party; provided, that the failure to give timely notice to the Indemnifying Party as contemplated hereby shall not release the Indemnifying Party from any liability to the Indemnified party other than pursuant to this Section 16. The Indemnifying Party shall have the right, by prompt notice to the Indemnified Party, to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party, and at the cost of the Indemnifying
Party. If the Indemnifying Party does not so assume the defense of such claim or, having done so, does not diligently pursue such defense, the Indemnified Party may assume such defense, with counsel of its choice, but for the account of the Indemnifying
Party. If the Indemnifying Party so assumes such defense, the Indemnified Party may participate therein through counsel of its choice, but the cost of such counsel shall be for the account of the Indemnified Party.

     (b) The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all out-of-pocket costs of such assistance shall be for the account of the Indemnifying Party.

     (c) No such claims shall be settled other than by the party defending the same, and then only with the consent of the other party, which shall not be unreasonably withheld; provided, that the Indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the Indemnified Party any liability or obligation which cannot be assumed and performed in full by the Indemnifying party.

	  16.4 Faulding shall have no liability hereunder for any claim which, if true, would constitute a breach of the warranties contained in Sections 14.4 and 14.5 hereof (hereinafter an "Infringement Claim") based on Purepac's manufacture or distribution of the Formulated Product, as the case may be, after Purepac receives a notice from Faulding that Purepac should cease such manufacture or distribution due to an Infringement Claim.


     17.  PATENT PROSECUTION, MAINTENANCE AND INFRINGEMENT

	  17.1 The party responsible for applying for and obtaining Patents (the "Responsible Party") involving the Tabletting Technology shall be Purepac and involving the Pellets, the Pellet Technology and any combination of the Pellet and Tabletting Technologies shall be Faulding. Each Responsible Party shall immediately furnish the other party with true copies of the Patent(s) concerned. Other than with respect to any Patents combining the Pellet and Tabletting Technologies (the "Combined Patents"), all expenses for the prosecution and maintenance of each of the aforementioned Patents shall be paid by the Responsible Party. The parties shall equally share the expenses for the prosecution and maintenance of the Combined Patents and the Combined Patents will be applied for in the names of both Faulding and Purepac. Each of the parties agrees to cooperate, as reasonable necessary with the party prosecuting the patent application, upon the request of such prosecuting party.

	  17.2 Each party will promptly notify the other party of any infringement or possible infringement by a third party of any of the Patents and any claim of litigation by a third party alleging invalidity of any of the Patents. Moreover, in the event of any claim of litigation by a third party alleging infringement by any of the Patents or if either party discovers that any of the Patents infringe, or may possibly infringe, a third party's intellectual property rights, each Party shall promptly give notice of such claim or litigation to the other Party.

	  17.3 Subject to the warranties set forth in Sections 14 and 15 hereof, the "Litigating Party", which shall be:

     (a)Faulding with respect to any actions associated with alleged infringement of or by Patents involving the Pellets or Pellet Technology; and

     (b) Purepac with respect to any actions associated with alleged infringement of or by Patents involving the Tabletting Technology, the Formulated Product or active drug substances,

shall have the right but not the obligation to defend or prosecute any right with respect to such Patent. In such event, the other party shall cooperate with the Litigating Party.

	  17.4 If the Litigating Party fails to prosecute or defend any such action within one (1) year after giving or receiving notice thereof, then the other party shall have the right, but not the obligation, to prosecute or defend any such action on its own behalf and, if necessary to sustain standing, the right to name the Litigating Party, or, if applicable, its succes-sor or assignee, as a party plaintiff. In such event, the Litigating Party shall reasonably cooperate with the other party.

	  17.5 The party prosecuting or defending the action shall control all aspects of such action and bear all costs of such action and the proceeds of such action, of which there is no indemnification or for which indemnification is not sought, shall belong to the prosecuting or defending party, except that with respect to actions involving the Combined Patents, the parties shall equally share the costs and proceeds of such actions.


     18.       TAXATION ISSUES

	  18.1 Each of the parties is aware that the commercial arrangements of this Agreement may be subject to transfer pricing reviews by the relevant taxation authorities in the Territory and Australia. As a result, this Agreement may be subject to internal reviews by either or both parties and to audits by the relevant taxation authorities. If as a result of such reviews or audits, it becomes necessary or advisable for either party (the "Affected Party")to change any commercial arrangements of this Agreement, including, without limitation, making retroactive adjustments, the other party, within thirty (30) days after written notification by the Affected Party, which notification shall explain in reasonable detail the reason for the proposed change, shall meet with the Affected Party and each of the parties agrees to negotiate in good faith, and to use its best efforts to reach agreement with respect to, any modifications to the commercial terms of this Agreement.
In the event that the parties, despite their best efforts, cannot reach agreement with respect to any material change, which in the opinion of either party is necessary or advisable for the reasons set forth in this Section 18.1, either party, upon written notice to the other party, may terminate this Agreement. The provisions of Sections 24.4 and 24.5 of this Agreement shall apply upon any termination of the Agreement pursuant to this Section 18.1.


     19.  NOTICES

     Notices provided under this Agreement to be given or served by either party on the other shall be given in writing and served personally or by prepaid registered airmail post, express mail or by means of facsimile to the following respective addresses or to such other addresses as the parties may hereafter advise each other in writing. It being agreed and understood by the parties that any such notice shall be deemed given and served on the dates transmitted by facsimile or a date ten (10) days after the date of airmail or express mail.


	  To: Faulding

	       The Company Secretary
	       F.H. Faulding & Co. Limited
	       160 Greenhill Road
	       Parkside, South Australia 5063
	       Facsimile +61 8 373 3120


	  To:  Purepac

	       President
	       Purepac Pharmaceutical Co.
	       200 Elmora Avenue
	       Elizabeth, New Jersey 07207
	       United States of America
	       Facsimile +1 908  527-0649


     20.   ASSIGNMENT

	   Neither party to this Agreement shall assign any rights hereunder to third parties other than the right of payment of monies accrued without the prior written consent of the other party; provided, however, that the restriction contained herein shall in no way limit the rights of either party to make assignments to Affiliates. This Agreement shall be binding upon any permitted assignee or successor of either party.


     21.   TERM; TERMINATION

	  21.1 This Agreement shall be for a term of ten (10) years commencing as of the date of this Agreement and thereafter shall be automatically renewed for successive periods of two (2) years unless either party shall give six (6) months prior written notice to the other party of its intention not to renew this Agreement.

	  21.2 This Agreement may be terminated by notice in writing by either party

	       (a) if the other party shall default in the performance of any of its obligations under this Agreement and such default shall continue for a period of not less than ninety (90) days after written notice specifying such default shall have been given;

	       (b) if the other party makes an arrangement with its creditors or goes into receivership or liquidation (other than voluntary liquidation) for the purpose of internal reorganization, or if a receiver or a receiver and manager is appointed in respect of the whole or part of the property or business of the party in default; or

	       (c) if a major part of the assets or all of the assets of the other party are disposed of to or compulsory acquired by any other person.

	  21.3 Upon the occurrence of a Special Circumstance, as described in Section 9.2 hereof, either party, either during or within 15 days after a Project Review, may terminate the Agreement upon 30 days' written notice to the other party, which notice shall provide details of each of the Special Circumstances that are relied upon as the basis for such notice.

	  21.4 Upon termination of this Agreement, howsoever arising, the following provisions shall have effect:

	  (a) The obligations of the parties pursuant to Section 13 shall continue, notwithstanding termination of this Agreement.

	  (b) The full amount of any amounts outstanding by either party to the other shall be paid forthwith.

	  (c) All rights and licenses granted hereunder shall terminate.

	  21.5 Upon the latter of (a) the termination or expiration of this Agreement, or (b) with respect to any records or other data that must be retained for a period of time in accordance with, and as set forth in, the regulations of the Regulatory Authority (the "Retention Period"), the expiration of the Retention Period, Purepac shall immediately deliver to Faulding all information with respect to the Pellet Technology in Purepac's possession and Faulding shall immediately deliver to Purepac all information with respect to the Tabletting Technology in Faulding's possession.



     22.   FORCE MAJEURE

     Neither party shall be liable or be in breach of any provision of this Agreement for failing or delay in its part to perform any obligation where such failure or delay has been occasioned by any act of God, war, riot, fire, explosion, flood, sabotage, accident or breakdown of machinery, unavailability of fuel, labor, containers or transportation facilities, accidents of navigation or breakdown or damage of vessels or other conveyancers for air land or sea, other impediments or hindrances to transportation, government intervention, strikes or other labor disturbances or any other cause beyond the control of the parties.


     23.  RELATIONSHIP OF THE PARTIES

     The relationship between Faulding and Purepac that is created by this Agreement shall be that of vendor and purchaser and licensor and licensee and not that of principal and agent. In the performance of this Agreement, neither party shall have the authority to assume or create any obligation or responsibility, either expressed or implied, on behalf of or in the name of the other party, or to bind the other party in any manner whatsoever.


     24.   EXECUTION OF ALL NECESSARY ADDITIONAL DOCUMENTS

      Each party agrees that it will forthwith upon the request of the other party execute and deliver all such instruments and agreements and will take all such other actions as the other party may reasonably request from time to time in order to effectuate the provisions and purposes of this Agreement.


     25.  NON WAIVER

     Any party's failure to exercise or enforce any right conferred upon it under this Agreement shall not be deemed to be a waiver of any such right or operate to bar the exercise or performance thereof at any time or times thereafter nor shall any party's waiver of any right under this Agreement at any given time including rights to any payment be deemed a waiver for any other time.


     26.  GOVERNING LAW

     This Agreement shall be deemed to be a contract made under and shall be governed by and construed in accordance with the laws of the State of New York.


     27.  ENTIRE AGREEMENT

     This Agreement incorporates the entire understanding of the parties and revokes and supersedes any and all agreements, contracts, understandings or arrangements that might have existed heretofore between the parties regarding the subject matter hereof.


     28.   HEADINGS

     The headings used in this Agreement are intended for guidance only and shall not be considered part of this written understanding between the parties hereto.


     IN WITNESS WHEREOF, this Agreement has been executed by the parties on the date first above written.


			 PUREPAC PHARMACEUTICAL CO.


			 By: /s/
			    ------------------------



			 F.H. FAULDING & CO. LIMITED


			 By: /s/
			    -------------------------

							     SCHEDULE A

A tablet dosage form containing pseudoephedrine hydrochloride in sustained release pellets (the "Pellets") compressed into tablets with pseudoephedrine hydrochloride and terfenadine (the
"Tabletting"), approved by the U.S. FDA as an A/B rated substitutable equivalent of Marion Merrell Dow's Seldane D tablets.

								SCHEDULE  C


Total charges from Faulding to Purepac                 $561,990

Less tablet development costs included in above        $7,669

Credit on charges from Australia                       $554,321

Plus Charges from Purepac for active drug substance    $23,225

Net adjustment                                         $577,546

								SCHEDULE D


The price of the Pellets sold by Faulding to Purepac will be based on Faulding's Total Manufacturing Cost (the "TMC") of the Pellets with a 63.4% margin based on the following formula:

     FOB price/Kg Pellets = TMC $(Aus) of Pellets/ 0.366

For purposes of pricing and calculating the formula, TMC will be calculated according to Faulding's standard costing system, subject to normal auditing procedures and consistent with Australian GAAP.